Exhibit 4.9

                                 e resources inc
                              304 North Highway 377
                              Roanoke, Texas 76262



                                 March 29, 2002



AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW/New Millennium Offshore, Ltd.
Pegasus Capital Partners, LLC
155 First Street, Suite B
Mineola, NY 11501

                  Re:      e resources inc - Private Placement

Dear Sirs:

                  This letter sets forth the terms and conditions pursuant to which you (collectively, the "Buyers") have agreed to purchase from e resources inc (the "Company") the following: (i) Secured Convertible Debentures in the aggregate principal amount of $50,000 (the "Debentures") and (ii) warrants to purchase 50,000 of the Company's Common Stock (the "Warrants"), each in the form attached to this letter agreement, for the aggregate consideration of $50,000.

                  As an inducement to the Buyers purchasing the Debentures and the Warrants, the Company hereby represents to the Buyers that the representations and warranties made by the Company in that certain Securities Purchase Agreement dated as of May 8, 2001 by and among the Company and the other parties thereto (the "Purchase Agreement") are true and correct, except as otherwise set forth in the Schedules attached to this letter agreement. Each Buyer severally (and not jointly) represents and warrants to the Company that each of the representations and warranties contained in Section 2 of the Purchase Agreement are true and correct with respect to such Buyer, to the same extent as if such representations and warranties were made by such Buyer in the Purchase Agreement. The Company hereby agrees to perform all of the other covenants and agreements contained in the Purchase Agreement to the same extent as if such covenants and agreements were made to the Buyers, except as otherwise set forth in the Schedules attached to this letter agreement. In addition, the Company agrees that the terms and conditions of that certain Registration Rights Agreement dated as of May 8, 2001 by and among the Company and the other parties thereto shall apply to the shares of Common Stock underlying the Debentures and the Warrants, including without limitation the agreements by the Company (i) to register two (2) times the number of shares of Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants, (ii) to file a Registration Statement in connection with this transaction within forty-five
(45) days of the closing of this transaction and (iii) to use its best efforts to cause such Registration Statement to be declared effective by the SEC within ninety (90) days of the closing of this transaction.

                  Please signify your agreement with the foregoing by executing this Letter Agreement where indicated and returning it to the undersigned.

                                            Sincerely,

                                            e resources inc


                                            By:
                                               -----------------------------
                                                     Christopher D. Curtis
                                                     Chief Executive Officer
ACCEPTED AND AGREED:


AJW PARTNERS, LLC
By: SMS Group, LLC

By:
   --------------------------
         Corey S. Ribotsky
         Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: First Street Manager II, LLC


By:
   --------------------------
         Corey S. Ribotsky
         Manager

AJW/NEW MILLENNIUM
OFFSHORE, LTD.
By:  First Street Manager II, LLC


By:
   ------------------------------
         Corey S. Ribotsky
         Manager

PEGASUS CAPITAL PARTNERS, LLC
By:  Pegasus Manager, LLC


By:
   ------------------------------
         Corey S. Ribotsky
         Manager